Exhibit 99.1

News Release

For Immediate Release	For Further Information Contact:
April 28, 2010	George Lancaster, Hines
713/966-7676
George_lancaster@hines.com

HINES REIT SELLS THREE PROPERTIES IN BRAZIL

(HOUSTON) – Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) recently completed the sales of three Brazilian industrial properties – Distribution Park Araucaria, Distribution Park Elouveira and Distribution Park Vinhedo – to BR Properties SA of Brazil.  Hines REIT acquired these assets in December 2008 for approximately $116.2 million USD and sold them for $127.9 million USD, after transaction costs and local taxes.  Hines is the sponsor Hines REIT, and is responsible for the acquisition, disposition, management and leasing of the majority of its assets.

    “These were great assets that delivered strong returns to the Hines REIT shareholders and the large movements in the foreign exchange markets presented us with the opportunity to realize an attractive profit in both returns of capital and also currency exchange gains due to the strengthening of the Brazilian Real,” said Charles Hazen, president and CEO of Hines REIT.

    Distribution Park Araucaria is a Class A industrial park located in Araucaria, an industrial district of Greater Curitiba. The 459,587-square-foot single-story build-to-suit warehouse was developed in 2006.  Distribution Park Elouveira and Distribution Park Vinhedo are Class A industrial parks located in Louveira, an excellent logistics location near São Paulo. These facilities contain approximately 1.1 million square feet in the aggregate and were developed between 2006 and 2008.  These properties are fully leased to DHL, which provides logistics services to Kraft, Hewlett-Packard, Nike and Samsung.

    Hines REIT is a Houston-based public, non-traded real estate investment trust sponsored by Hines.  Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. After these dispositions, Hines REIT currently owns interests in 60 properties, two of which are located outside of the United States.  For additional information about Hines REIT, please see www.hinesrei.com.

    Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in 65 cities in the United States and in 16 foreign countries around the world, and controlled assets valued at approximately $22.2 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.